Exhibit 16.1

August 16, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC   20549

Re:          Solar Park Initiatives,Inc. (formerly known as Critical Digital Data, Inc.)
File Reference No. 333-143672

We were previously the independent registered public accounting firm for Critical Digital Data, and under the date of December 14, 2009, we reported on the financial statements of Critical Digital Data, Inc. as of September 30, 2009 and 2008, and for the years then ended.

On August 12, 2010, the Company dismissed us as its independent registered public accounting firm.  We have read Solar Park Initiatives’statements included in Item 4.01 on Form 8-K regarding the recent change of auditors included in this Form 8K filing.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

R.R. Hawkins & Associates International, PSC

Corporate Headquarters
5777 W. Century Blvd.  , Suite No. 1500
Los Angeles, CA 90045
T: 310.553.5707  F: 310.553.5337
www.rrhawkins.com